Exhibit 99.1

NEWS RELEASE

Skyline Corporation 2520 By-Pass Road P.O. Box 743 Elkhart, Indiana 46515-0743 (574) 294-6521

Subject: SECOND QUARTER REPORT	Approved by: JON S. PILARSKI
ELKHART, INDIANA — JANUARY 8, 2010
SKYLINE REPORTS RESULTS FOR SECOND QUARTER AND FIRST HALF
Sales for Skyline’s fiscal 2010 second quarter were $34,246,000 compared to $47,210,000 for the second quarter of fiscal 2009. For the first six months of fiscal 2010, sales were $70,120,000 versus $109,807,000 for fiscal 2009.
Skyline Corporation reported a net loss of $3,808,000 for the second quarter of fiscal 2010 compared to a net loss of $4,098,000 for the second quarter of fiscal 2009. On a per share basis, net loss for the quarter which ended November 30, 2009 was $.45 versus a net loss of $.49 for a year ago.
For the first half of fiscal 2010, net loss was $7,715,000 compared to a net loss of $8,244,000 for a year ago. Net loss per share for the first half of fiscal 2010 was $.92 versus a net loss per share of$.98 for the first half of fiscal 2009.
For Skyline’s manufactured housing group, sales for the second quarter of fiscal 2010 were $24,921,000 compared to $38,310,000 for the second quarter of fiscal 2009. For the first six months of fiscal 2009, sales by the manufactured housing group were $50,703,000 versus the $83,568,000 recorded for the first six months of fiscal 2009.
For the recreational vehicle (RV) group, sales amounted to $9,325,000 for fiscal 2010’s second quarter compared to $8,900,000 for the second quarter of fiscal 2009. For the first six months of fiscal 2010, sales by the RV group were $19,417,000 versus $26,239,000 for the same period a year ago.
As Skyline begins its third quarter, historically the slowest period in its fiscal year, the Corporation continues to maintain its traditionally strong balance sheet with no debt and a healthy position in cash and temporary cash investments. This financial strength, along with a seasoned management team, should help the corporation meet the challenges ahead.
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Bringing America Home. Bringing America Fun.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	(Unaudited)		(Unaudited)
(Dollars in thousands, except share and per share data)	2009	2008	2009	2008
Sales	$34,246	$47,210	$70,120	$109,807

Loss before income taxes	(6,122)	(6,626)	(12,235)	(13,097)

Benefit for income taxes	(2,314)	(2,528)	(4,520)	(4,853)

Net loss	$(3,808)	$(4,098)	$(7,715)	$(8,244)

Basic loss per share	$(.45)	$(.49)	$(.92)	$(.98)

Number of weighted average common shares outstanding	8,391,244	8,391,244	8,391,244	8,391,244

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED CONDENSED BALANCE SHEETS

	November 30, (Unaudited)
(Dollars in thousands)	2009	2008
ASSETS

Cash and temporary cash investments	$82,537	$103,409
Accounts receivable	5,907	8,351
Inventories	6,131	9,800
Other current assets	18,849	18,454

Total Current Assets	113,424	140,014

Property, Plant and Equipment, net	29,918	31,862

Noncurrent Deferred Tax Assets	9,322	4,702

Other Assets	5,484	5,764

Total Assets	$158,148	$182,342

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, trade	$2,476	$1,744
Accrued liabilities	13,086	16,731

Total Current Liabilities	15,562	18,475

Other Deferred Liabilities	8,580	8,914

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	194,510	215,457
Treasury stock, at cost	(65,744)	(65,744)

Total Shareholders’ Equity	134,006	154,953

Total Liabilities and Shareholders’ Equity	$158,148	$182,342